As filed with the Securities and Exchange Commission on September 28, 2022

Registration No. 333-266435

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FaZe Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	7990	84-2081659
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

720 N. Cahuenga Blvd.

Los Angeles, California 90038

(818) 688-6373

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tammy Brandt, Esq.

Chief Legal Officer

FaZe Holdings Inc.

720 N. Cahuenga Blvd.

Los Angeles, California 90038

(818) 688-6373

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Christopher M. Barlow, Esq.

Laura Kaufmann Belkhayat, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

(212) 735-3000

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

FaZe Holdings Inc. is filing this Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-266435) solely to update previously filed Exhibit 5.1. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. No changes are being made to the preliminary prospectus or Items 14, 15 or 17 of Part II to the Registration Statement. Accordingly, the preliminary prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item  13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by us in connection with the issuance and distribution of the shares of Common Stock and Warrants being registered by this registration statement. All amounts shown are estimates except for the SEC registration fee.

We will bear all costs, expenses and fees in connection with the registration of the securities. Selling Securityholders, however, will bear all brokers and underwriting commissions and discounts, if any, attributable to their sale of the securities.

Amount Paid or to Be Paid

SEC registration fee	$ 73,888.15
Legal fees and expenses	*
Accounting fees and expenses	*
Financial printing and miscellaneous expenses	*

Total	$ *

*	Estimates not presently known

Item  14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”), provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation provides for indemnification by the Registrant of members of its board of directors, members of committees of its board of directors and of other committees of the Registrant, and its executive officers, and allows the Registrant to provide indemnification for its other officers and its agents and employees, and those serving another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, in each case to the maximum extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into separate indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain liabilities and expenses, reasonable attorneys’ fees and all other direct or indirect costs, expenses and obligations, including judgments, fines, penalties, interest, appeal bonds, amounts paid in settlement with the approval of the Company, counsel fees and disbursements (including, without limitation, experts’ fees, court costs, retainers, appeal bond premiums, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) and other fees (including, among others, witness fees, travel expenses and fees of private investigators and professional advisors, actually paid or incurred in connection with investigating, prosecuting, defending, being a witness in or participating in any claim relating to any event incurred by a director or executive officer in any action or proceeding related to the fact that such person is or was a director, officer or fiduciary of the Company, or is or was serving on behalf of the Company or at the request of the Company as a director, officer or fiduciary or similar capacity, of another company. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third- party claims against us and may reduce the amount of money available to us.

Item  15. Recent Sales of Unregistered Securities

PIPE Investment

As disclosed above, concurrently with the execution of the Merger Agreement, BRPM and the PIPE Investors entered into the Subscription Agreements providing for the purchase by the PIPE Investors immediately prior to the Closing of the Business Combination of an aggregate of 10,000,000 shares of BRPM Class A common stock at a price per share of $10.00, for gross proceeds to BRPM of $100,000,000. At the Closing, investors that had committed to invest approximately $71.4 million in the PIPE Investment defaulted on their commitment. Pursuant to its backstop commitment under the Sponsor Support Agreement the Sponsor committed to purchase, or cause an affiliate or designee to purchase, the portion of the PIPE Investment not purchased by third-party subscribers to cause the actual PIPE Investment received by BRPM to equal $100.0 million (including the $20.0 million PIPE Investment made by an affiliate of the Sponsor), B. Riley Principal Investments, LLC invested approximately $53.4 million in the PIPE Investment.

Item  16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.

2.1**	Merger Agreement, dated as of October 24, 2021, by and among B. Riley Principal 150 Merger Corp., BRPM Merger Sub, Inc. and FaZe Clan Inc. (incorporated by reference to Exhibit 2.1 of BRPM’s Registration Statement on Form S-4 (Reg. No. 333-262047), filed with the SEC on June 21, 2022).

2.2**	Amendment to Agreement and Plan of Merger, dated as of December 29, 2021, by and among B. Riley Principal 150 Merger Corp., BRPM Merger Sub, Inc., and FaZe Clan Inc. (incorporated by reference to Exhibit 2.2 of BRPM’s Registration Statement on Form S-4 (Reg. No. 333-262047), filed with the SEC on June 21, 2022).

2.3**	Amendment to the Agreement and Plan of Merger, dated as of March 10, 2022, by and among B. Riley Principal 150 Merger Corp., BRPM Merger Sub, Inc., and FaZe Clan Inc. (incorporated by reference to Exhibit 2.3 of BRPM’s Registration Statement on Form S-4 (Reg. No. 333-262047), filed with the SEC on June 21, 2022).

3.1**	Second Amended and Restated Certificate of Incorporation of FaZe Holdings Inc., dated as of July 19, 2022 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on July 22, 2022).

Exhibit No.

3.2**	Amended and Restated Bylaws of FaZe Holdings Inc., dated as of July 19, 2022 (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed with the SEC on July 22, 2022).

4.1**	Specimen Common Stock Certificate of FaZe Holdings Inc. (incorporated by reference to Exhibit 4.4 of BRPM’s Registration Statement on Form S-4 (Reg. No. 333-262047), filed with the SEC on June 21, 2022).

4.2**	Warrant Agreement, dated February 18, 2021, by and between BRPM and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of BRPM’s Current Report on Form 8-K, filed with the SEC on February 23, 2021).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1**	Form of FaZe Holdings Inc. 2022 Incentive Award Plan (incorporated by reference to Exhibit 10.1 of BRPM’s Registration Statement on Form S-4 (Reg. No. 333-262047), filed with the SEC on June 21, 2022).

10.2**	Form of FaZe Holdings Inc. 2022 Incentive Award Plan (incorporated by reference to Exhibit 10.2 of BRPM’s Registration Statement on Form S-4 (Reg. No. 333-262047), filed with the SEC on June 21, 2022)

10.3**	Form of Subscription Agreement, by and between B. Riley Principal 150 Merger Corp. and the undersigned subscriber party thereto (incorporated by reference to Exhibit 10.3 of BRPM’s Registration Statement on Form S-4 (Reg. No. 333-262047), filed with the SEC on June 21, 2022).

10.4**	Form of Amended & Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.4 of BRPM’s Registration Statement on Form S-4 (Reg. No. 333-262047), filed with the SEC on June 21, 2022)

10.5**	Letter Agreement, dated February 18, 2021, by and among BRPM, its officers, its directors and B. Riley Principal 150 Sponsor Co., LLC (incorporated by reference to Exhibit 10.1 of BRPM’s Current Report on Form 8-K, filed with the SEC on February 23, 2021).

10.6**	Investment Management Trust Agreement, dated February 18, 2021, by and between BRPM and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 of BRPM’s Current Report on Form 8-K, filed with the SEC on February 23, 2021).

10.7**	Private Placement Unit Purchase Agreement, dated February 18, 2021, by and among BRPM and B. Riley Principal 150 Sponsor Co., LLC (incorporated by reference to Exhibit 10.4 of BRPM’s Current Report on Form 8-K, filed with the SEC on February 23, 2021)..

10.8**	Form of FaZe Holders Support Agreement, dated as of October 24, 2021, by and among certain stockholders of FaZe Clan Inc., B. Riley Principal 150 Merger Corp. and FaZe Clan Inc. (incorporated by reference to Exhibit 10.9 of BRPM’s Registration Statement on Form S-4 (Reg. No. 333-262047), filed with the SEC on June 21, 2022).

10.9**	Sponsor Support Agreement, dated as of October 24, 2021, by and among B. Riley Principal 150 Merger Corp., B. Riley Principal 150 Sponsor Co. LLC, and FaZe Clan Inc. (incorporated by reference to Exhibit 10.10 of BRPM’s Registration Statement on Form S-4 (Reg. No. 333-262047), filed with the SEC on June 21, 2022).

10.10**	Backstop Assignment and Release Agreement, dated as of July 19, 2022, by and among B. Riley Principal 150 Merger Corp., B. Riley Principal 150 Sponsor Co., LLC, and FaZe Clan, Inc. (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2022).

Exhibit No.

10.11**	Bridge Loan Agreement, dated as of March 10, 2022, by and between B. Riley Principal Commercial Capital, LLC and FaZe Clan Inc. (incorporated by reference to Exhibit 10.1 of BRPM’s Current Report on Form 8-K, filed with the SEC on March 10, 2022).

10.12**	Term Promissory Note, dated as of March 10, 2022, made by FaZe Clan Inc. (incorporated by reference to Exhibit 10.2 of BRPM’s Current Report on Form 8-K, filed with the SEC on March 10, 2022).

10.13†**	Pledge and Security Agreement, dated as of March 10, 2022, by and between B. Riley Principal Commercial Capital, LLC and FaZe Clan Inc. (incorporated by reference to Exhibit 10.3 of BRPM’s Current Report on Form 8-K, filed with the SEC on March 10, 2022).

10.14**	Form of Intercreditor Agreement, dated as of March 10, 2022, by and among B. Riley Principal Commercial Capital, LLC, FaZe Clan Inc., and the senior lienholders of FaZe Clan Inc. (incorporated by reference to Exhibit 10.4 of BRPM’s Current Report on Form 8-K, filed with the SEC on March 10, 2022).

10.15+**	Employment Agreement, dated as of May 3, 2019, by and between FaZe Clan Inc. and Lee Trink (incorporated by reference to Exhibit 10.15 of BRPM’s Registration Statement on Form S-4 (Reg. No. 333-262047), filed with the SEC on June 21, 2022).

10.16+**	Employment Agreement, dated as of May 1, 2021 (as amended on April 18, 2022), by and between FaZe Clan Inc. and Kainoa Henry (incorporated by reference to Exhibit 10.17 of BRPM’s Registration Statement on Form S-4 (Reg. No. 333-262047), filed with the SEC on April 28, 2022).

10.17+**	Amended and Restated Employment Agreement, dated as of May 23, 2022, by and between FaZe Clan Inc. and Zach Katz (incorporated by reference to Exhibit 10.17 of BRPM’s Registration Statement on Form S-4 (Reg. No. 333-262047), filed with the SEC on June 21, 2022).

10.18**	Collaboration Agreement, dated as of February 17, 2022, by and among FaZe Clan Inc., Spanky’s Clothing Inc. (f/s/o Calvin “Snoop Dogg” Broadus Jr.), Cordell Broadus, Boss Lady Entertainment and SMAC Entertainment (incorporated by reference to Exhibit 10.18 of BRPM’s Registration Statement on Form S-4 (Reg. No. 333-262047), filed with the SEC on June 21, 2022).

10.19**	Form of FaZe Talent Agreement (incorporated by reference to Exhibit 10.19 of BRPM’s Registration Statement on Form S-4 (Reg. No. 333-262047), filed with the SEC on June 21, 2022).

10.20+**	Employment Agreement, dated as of August 25, 2022, by and between FaZe Holdings Inc. and Christoph Pechler (incorporated by reference to Exhibit 10.1 of FaZe Holdings Inc.’s Report on Form 8-K, filed with the SEC on August 29, 2022).

23.1**	Consent of Marcum LLP, independent registered public accounting firm of B. Riley Principal 150 Merger Corp.

23.2**	Consent of Marcum LLP, independent registered public accounting firm of FaZe Clan Inc.

23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included in signature page)

101.INS**	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document).

101.SCH**	Inline XBRL Taxonomy Extension Schema Document.

101.CAL**	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF**	Inline XBRL Taxonomy Extension Definition Linkbase Document.

Exhibit No.

101.LAB**	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE**	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104**	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107**	Filing Fee Table

†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

+	Indicates a management contract or compensatory plan.
*	Filed herewith.
**	Previously filed.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the accompanying notes. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item  17. Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)

that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, on September 28, 2022.

FAZE HOLDINGS INC.

By:	/s/ Lee Trink
Lee Trink
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lee Trink Lee Trink	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	September 28, 2022

/s/ Zach Katz Zach Katz	President and Chief Operating Officer; Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2022

* Andre Fernandez	Director	September 28, 2022

* Angela Dalton	Director	September 28, 2022

* Bruce Gordon	Director	September 28, 2022

Calvin “Snoop Dogg” Cordozar Broadus Jr.	Director	September 28, 2022

* Daniel Shribman	Director	September 28, 2022

* Mickie Rosen	Director	September 28, 2022

* Nick Lewin	Director	September 28, 2022

* Paul Hamilton	Director	September 28, 2022

* Ross Levinsohn	Director	September 28, 2022

* By:	/s/ Tamara Brandt
Tamara Brandt
Attorney-in-fact